FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-172143-04
May 18, 2012

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (File No. 333-172143) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor, Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing prospectus.cpdg@db.com.

This free writing prospectus does not contain all information that is required to be included in the  prospectus and the prospectus supplement.
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IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

$824,379,000 (Approximate)
COMM 2012-CCRE1 Mortgage Trust
as Issuing Entity
Deutsche Mortgage & Asset Receiving Corporation
as Depositor
Cantor Commercial Real Estate Lending, L.P.
German American Capital Corporation
as Sponsors and Mortgage Loan Sellers

COMM 2012-CCRE1 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

This free writing prospectus relates to Deutsche Mortgage & Asset Receiving Corporation’s offering of Classes A-1, A-2, A-3, A-SB, X-A, A-M, B and C of its COMM 2012-CCRE1 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated May 14, 2012 and filed with the Securities and Exchange Commission under accession number 0001539497-12-000208 (the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus also designated as the “Structural and Collateral Term Sheet”, dated May 14, 2012 and filed with the Securities and Exchange Commission under accession number 0001539497-12-000205 (the “Term Sheet”):

Collateral Update

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With respect to the mortgage loan identified as RiverTown Crossings Mall on Annex A-1 to the Free Writing Prospectus, the definition of “Trigger Period” on page B-17 of the Free Writing Prospectus and page 34 of the Term Sheet is revised to include the following phrase at the end of clause (i)(B) thereof:  “(in each case, based on the combined mortgage and mezzanine loan balances)”.

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With respect to the mortgage loan identified as 10912 & 10950 Washington Boulevard on Annex A-1 to the Free Writing Prospectus, tax, replacement and TI/LC reserves of $44,167, $2,648 and $16,549, respectively, were taken up front at closing to cover the first month reserve payment due.  The mortgage loan information on pages A-1-8 and B-62 of the Free Writing Prospectus and page 79 of the Term Sheet is updated as follows:  each of the initial tax reserve, replacement reserve and TI/LC reserve are $0.  Correspondingly, the sentence under the heading “Initial Reserves” listed on page B-66 of the Free Writing Prospectus and page 83 of the Term Sheet is revised to include the following at the end thereof:  “, which were taken up front at closing to cover the first month reserve payment due.”  In addition, the mortgage loan information on page B-64 of the Free Writing Prospectus and page 81 of the Term Sheet is updated as follows:  the related borrower is structured with one, rather than two, independent directors.

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Footnote 6 on page S-19 of the Free Writing Prospectus and the definition of “Annual Debt Service” on page S-151 of the Free Writing Prospectus are revised as follows:  debt service coverage ratios, rather than annual debt service, are calculated with respect to the related mortgage loan including any related pari passu companion loans.

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This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates.  The information in this free writing prospectus may be amended or supplemented.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued.  Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

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IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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